Exhibit (h)(16)

Appendix A

Portfolio

BMO Pyrford International Stock Fund

BMO Pyford Global Strategic Return Fund

BMO Lloyd George Emerging Markets Equity Fund

BMO TCH Emerging Markets Bond Fund

BMO Global Low Volatility Equity Fund